Registration No. 333-

As filed with the Securities and Exchange Commission on May 16, 2014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

TARGET CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	41-0215170
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

1000 Nicollet Mall, Minneapolis, Minnesota (Address of principal executive offices)	55403-2467 (Zip code)

TARGET CORPORATION VENTURES 401(K) PLAN

(Full title of the plan)

John J. Mulligan

Interim President and Chief Executive Officer,

Chief Financial Officer and Chief Accounting Officer

Target Corporation

1000 Nicollet Mall

Minneapolis, Minnesota 55403-2467

(612) 304-6073

(Name, address and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, par value $.0833 per share(2)	150,000 shares	$58.77	$8,815,500.00	$1,135.44

(1)                                 Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) based on the average of the high and low sales prices per share of the Registrant’s Common Stock as reported on the New York Stock Exchange on May 9, 2014.

(2)                                 Pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by Target Corporation (the “Registrant”) pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), are incorporated in this Registration Statement by reference:

(1)         the Registrant’s Annual Report on Form 10-K for the fiscal year ended February 1, 2014 filed with the Commission on March 14, 2014;

(2)         all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since February 1, 2014 (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules); and

(3)         the description of the Registrant’s common stock contained in a registration statement filed pursuant to the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by Registrant or the Target Corporation Ventures 401(k) Plan with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules) which indicates that all of the securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in and a part of this Registration Statement from the date of filing of such documents.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

The Registrant is subject to Minnesota Statutes Chapter 302A, the Minnesota Business Corporation Act (the “Corporation Act”). Section 302A.521 of the Corporation Act provides in substance that, unless prohibited by its articles of incorporation or bylaws, a corporation must indemnify an officer or director who is made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if certain criteria are met. These criteria, all of which must be met by the person seeking indemnification, are (a) that such person has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (b) that such person must have acted in good faith; (c) that no improper personal benefit was obtained by such person and such person satisfied certain statutory conflicts of interest provisions, if applicable; (d) that in the case of a criminal proceeding, such person had no reasonable cause to believe that the conduct was unlawful; and (e) that, in the case of acts or omissions occurring in such person’s performance in an official capacity, such person must have acted in a manner such person reasonably believed was in the best interests of the corporation or, in certain limited circumstances, not opposed to the best interests of the corporation. In addition, Section 302A.521, subd. 3, requires payment by the Registrant, upon written request, of reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification is made by a majority of the disinterested board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of disinterested directors, by special legal counsel, by the disinterested shareholders, or by a court.

The Registrant also maintains a director and officer insurance policy to cover the Registrant, its directors and its officers against certain liabilities.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

Exhibit Number	Document Description

(4)A	Amended and Restated Articles of Incorporation (as amended through June 9, 2010). (1)
(4)B	By-Laws (as amended through September 9, 2009). (2)
(4)C	Form of Common Stock Certificate. (3)
(5)

The shares of common stock of the Registrant offered and sold pursuant to the Plan are purchased by the administrator of the assets of the Plan in market transactions. Because no original issuance securities will be offered or sold pursuant to the Plan, no opinion of counsel regarding the legality of the securities being registered hereunder is required.

Pursuant to Item 8(b) of Form S-8, the Registrant will submit the Plan to the Internal Revenue Service (“IRS”) for a determination letter that the Plan is qualified under Section 401 of the Internal Revenue Code of 1986 and will submit any amendments thereto to the IRS in a timely manner and has made and will make all changes required by the IRS in order to qualify the Plan.

(23)	Consent of Ernst & Young LLP.
(24)	Powers of Attorney.

(1) Incorporated by reference to Exhibit (3)A to the Registrant’s Current Report on Form 8-K filed June 10, 2010 (File No. 1-6049).

(2) Incorporated by reference to Exhibit (3)B to the Registrant’s Current Report on Form 8-K filed September 10, 2009 (File No. 1-6049).

(3) Incorporated by reference to Exhibit 4(p) to the Registrant’s Registration Statement on Form S-3 filed September 27, 1996 (File No. 333-12915).

Item 9.         Undertakings.

(a)         The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and each filing of the Target Corporation Ventures 401(k) Plan’s annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis and the State of Minnesota, on the 16th day of May, 2014.

TARGET CORPORATION

By:	/s/ John J. Mulligan
John J. Mulligan, Interim President and Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on the 16th day of May, 2014, by the following persons in the capacities indicated

Signature	Title

Interim President and Chief Executive Officer, Chief Financial
/s/ John J. Mulligan	Officer and Chief Accounting Officer
John J. Mulligan	(Principal Executive, Financial and Accounting Officer)

Roxanne S. Austin	)
Douglas M. Baker, Jr.	)
Calvin Darden	)
Henrique De Castro	)
James A. Johnson	) Directors*
Mary E. Minnick	)
Anne M. Mulcahy	)
Derica W. Rice	)
Kenneth L. Salazar	)
John G. Stumpf	)

* John J. Mulligan, by signing his name hereto on the 16th day of May, 2014, does hereby sign this document pursuant to powers of attorney duly executed by the Directors named, filed with the Securities and Exchange Commission on behalf of such Directors, all in the capacities and on the date stated, such persons being the majority of the Directors of the Registrant.

/s/ John J. Mulligan
John J. Mulligan Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis and the State of Minnesota, on the 16th day of May, 2014.

TARGET CORPORATION VENTURES 401(K) PLAN
By:	/s/ Michael J. Fiddelke
Michael J. Fiddelke
On behalf of Target Corporation as Plan Administrator

EXHIBIT INDEX

Exhibit Number	Document Description	Form of Filing

(4)A	Amended and Restated Articles of Incorporation (as amended through June 9, 2010)	Incorporated by Reference

(4)B	By-Laws (as amended through September 9, 2009)	Incorporated by Reference

(4)C	Form of Common Stock Certificate	Incorporated by Reference

(23)	Consent of Ernst & Young LLP	Electronic Transmission

(24)	Powers of Attorney	Electronic Transmission